PRESS RELEASE

SRI SURGICAL REPORTS

FIRST QUARTER 2006 FINANCIAL RESULTS

TAMPA, FL— Monday, May 8, 2006 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of strategic sourcing solutions for the healthcare industry, today announced financial results for the first quarter ended March 31, 2006.

For the first quarter of 2006, SRI Surgical reported total revenue of $23.5 million, an increase of $252,000 over the first quarter of 2005. Net loss for the first quarter of 2006 was $278,000 or $0.04 per basic and diluted common share compared to net income of $65,000, or $0.01 per basic and diluted common share reported for the first quarter of 2005. The first quarter results of 2006 were adversely affected by increased expense due to an expansion of the sales force, production labor, and the recognition of stock-based compensation ($154,000 net of tax or $0.02 per share) required by the newly adopted accounting statement, SFAS 123(R). SRI Surgical had one less business day in its first quarter ended March 31, 2006 than in the same quarter of last year.

SRI Surgical CEO Christopher S. Carlton stated, “While our recent investment to improve sales force productivity showed results in the quarter, more rigorous efforts toward cost control are being aggressively pursued to improve our operating income going forward.”

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its first quarter results on Monday, May 8, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 800.659.2032 (International dial 617.614.2712) and enter the passcode 42025564. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 7:00 p.m. May 8 until May 15, 2006, by dialing 888.286.8010 (International dial 617.801.6888) and using the passcode 92394046. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. We serve hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and 4 distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Wallace Ruiz, Sr. Vice President and CFO
SRI Surgical
(813) 891-9550 Ext. 3177
wruiz@srisurgical.com

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,

	2006	2005
Revenues	$23,506	$23,254
Cost of revenues	17,624	17,335

Gross profit	5,882	5,919

Distribution expenses	1,577	1,587
Selling and administrative expenses	4,535	3,935

Income (loss) from operations	(230)	397

Interest expense, net	282	285

Income (loss) before income taxes	(512)	112

Income tax expense (benefit)	(234)	47

Net income (loss)	$(278)	$65

Basic earnings (loss) per common share	$(0.04)	$0.01

Weighted average common shares outstanding, basic	6,336	6,263

Diluted earnings (loss) per common share	$(0.04)	$0.01

Weighted average common shares outstanding, diluted	6,336	6,268

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of March 31, 2006	As of December 31, 2005
	(unaudited)

Cash and cash equivalents	$399	$653
Accounts receivable, net	12,188	11,354
Inventories, net	6,613	6,598
Prepaid expenses and other assets, net	2,383	1,671
Reusable surgical products, net	21,998	22,416
Property, plant and equipment, net	33,048	33,740

Total assets	$76,629	$76,432

Notes payable to bank	$2,865	$3,229
Accounts payable	6,510	5,550
Accrued expenses	3,651	4,152
Mortgage payable	4,707	4,769
Bonds payable	8,215	8,380
Deferred tax liability, net	2,701	2,269

Total liabilities	28,649	28,349

Shareholders’ equity	47,980	48,083

Total liabilities and shareholders’ equity	$76,629	$76,432